NORTHERN FUNDS

                                   FORM N-SAR

                             EXHIBIT 77O: Form 10f-3

             Item 77O: Transactions effected pursuant to Rule 10f-3

1.    Series Number: 43

2.    Fund: Northern Funds Multi-Manager Large Cap Fund

3.    Adviser or Sub-Adviser: Metropolitan West Capital Management, LLC

4.    Issuer: American International Group, Inc.

5.    Date of Purchase: May 12, 2008

6.    Underwriter(s) from whom purchased: Citi, JP Morgan (co-lead managers)

7. Affiliated Underwriter managing or participating in syndicate: Wachovia Securities, LLC

      a.    List Members of Underwriting Syndicate:

            JP Morgan
            UBS Investment Bank
            Citi
            Banc of America Securities LLC
            Merrill Lynch & Co
            Morgan Stanley
            Wachovia Securities

8.    Aggregate principal amount or number of shares purchased: 8,890 shares

9.    Aggregate principal amount or total number of shares of offering:
      171,052,631 shares

10.   Unit Price: $38.00

11.   Purchase Price (net of fees/expenses): $337,820

12.   Commission, spread or profit: $0.665

13.   Have the following conditions been satisfied? YES or NO

      a. The securities are part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of government securities: YES
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      b.    The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted to existing security holders of the issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated: YES

      c.    The underwriting was a firm commitment underwriting: YES

      d. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during that same period: YES

      e. In respect of any securities other than Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors), or in respect of Eligible Municipal Securities, the issue has received an investment grade rating from an NRSRO or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including the operation of any predecessors), it has received one of the three highest ratings from at least one such
            NRSRO: YES

      f. The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser) exercises investment discretion did not exceed 25% of the principal amount of the offering: YES

      g. No Affiliated Underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the purchase: YES